Exhibit 99.2

ThermoGenesis Corp.

Video 2, Leveraging India’s World Class Clinical Infrastructure

December 20, 2013

Matthew Plavan:
Hello everyone and welcome back.  I’m Matt Plavan, the CEO of ThermoGenesis and with me again here today is Ken Harris, the CEO of TotipotentRX, and this is the second installment in a series of videos we plan to do to delve further into the Cesca Therapeutics merger.

As we left you last time, we took you through some reasons for the merger, educated you a little more about TotipotentRX, and lastly, doing clinical trials in India and that’s where we wanted to leave off in order to set up this second session where we can talk in a little more detail about doing trials in India.

Ken, generally speaking, the concerns that people will express, or questions that they’ll ask about doing clinical trials in India, is centered around, number one, quality of those trials, and number two, the applicability of those trials done in India being moved into the US and the question really is does the FDA accept that data as equally as they would having a trial done in the US?  And there are trials, a number of trials that Toti has completed already in India, so it’s important to understand that with regard to those trials that we want to leverage here, and then there are trials that we want to do in the future in India and so it’s important, I think, for us to talk a little bit about that with our audience.

Kenneth Harris:
Right.

Matthew Plavan:
So can you respond to that?

Kenneth Harris:
Right.  So I think first and foremost probably around that we have a couple of issues dealing with how trials have been in India and how they may be in the future.  So let me start with what we’ve done and the acceptance of trials from non-US organizations.  First off all, the USFDA has a guidance document and a standard for conducting non-US based clinical trials and so straightaway I will answer that yes, foreign trials in any country are theoretically acceptable and the US has prescribed a method for you to follow to submit that data back to them for it to be used, or useful.

So, specific to India and India’s capability, India is in the top five regions or geographies in the world for clinical trial work.  That market, that business was expected prior to the recent changes in legislation to exceed over $2 billion in revenue and what that means, and most large pharmaceutical companies are running different phases of clinical trials on the Indian subcontinent, and that’s for two reasons: one, it’s significantly lower cost, and two—actually, I’ll say there are three reasons—the second one being the medical infrastructure in the world-class centres there is on par with what we have in the US, Europe and, you know, the first world.  From a medical standpoint, India really has sort of two parallel tracks.  You have the world-class medicine and you have the emerging market medicine.  We focus in a part of the world-class medicine: Fortis Healthcare, Apollo, Max.  These are our centers that, you know, are on track and are equivalent to any medical center we would have in the US, and as a matter of fact, they share faculty.  Faculties move back and forth.  Indian doctors and scientists come over here and may spend a decade or more practicing medicine in the US and return back to India.  So I think from a quality standpoint, when you’re in the international track, they are on par and the FDA accepts them.

The second point is it’s become such a large outlet or destination for clinical trial, the FDA has set up an enforcement branch in New Delhi where they are there to help and also to oversee the trials for the data that’s coming back into the US.

And I think the third point that I wanted to make is really not only about the clinicians and them moving on to the facilities.  For example, we’re part of the Fortis Healthcare network and the infrastructure and the imaging capability and the diagnostics capabilities are state-of-the-art and world-class.  I think that Price Waterhouse and KPMG talk about $1 trillion in investment will go in to India over the next decade in healthcare expansion and that really—I mean they’re not buying used technology; this is state-of-the-art equipment going in and facilities being built.  We’re part of Fortis Memorial Research Institute which is a large, brand new $350 million research hospital in New Delhi and as a matter of fact, we have one of the best imaging, MRI imaging systems.  There are only like five of them available in the world.  Cedars Sinai here in California has one and we have one in New Delhi, so the quality is there.

The next question is, okay, so if they’re acceptable and you can bring them back in the US, at what point do you need to come back to the US or go into Europe?  So our approach is typically to do pilot trials and Phase I trials as low-cost as we can do that at the highest quality we can do it, and India is servicing us well there.  By the time we move on to the dosing or the Phase II studies and the pivotal studies or Phase III, those need, by statute, to come back into the geography with which you plan to market the product.

Matthew Plavan:
Mm-hmm.

Kenneth Harris:
So if we intend to market in Germany, UK, US, Australia and India, our Phase II and Phase III trials will need a portion of the patients to come from each of those geographies, and that’s for genetic diversity, physician capability, et cetera.  So regardless, we do have to bring them back and bring them home at some point.

Matthew Plavan:
Mm-hmm.  And you talked a little bit about the cross--pollination between clinicians, in this example, between India and here, and there’s a lot of work that goes into a collaborating prior to beginning those trials, the pilots and the Phase I in India with regard to the design and such.  Can you talk a little bit about that effort as it relates to the trials that have been done to date and the collaboration between the universities and the hospitals here and those in New Delhi?

Kenneth Harris:
Correct.  So I’ll just speak, for example, on our critical limb ischemia and our cardiac studies, the study designs are doing here in the US and basically to do a proper clinical trial, you need to have the scientific and preclinical background; you need to have a primary investigator or a lead clinician who takes responsibility for the clinical aspects of the study, and then you need to have a data safety monitoring board that oversees it, and then you need to have interpreters of the data that are blinded and a non-interested party to the study.

Matthew Plavan:
Mm-hmm.

Kenneth Harris:
So we have all of those principals.  So we use—our primary investigator is Indian-based in a Fortis network because that’s, by statute, you need to have the primary investigator where you run the study so they can oversee it.  Our data safety monitoring board is built out of collaborators we have with Cedars Sinai Medical Center here in California and our blinded assessors of the data are a conglomerate of people from Cedars Sinai, University of British Columbia, Baptist Memorial, Florida and MIT, and we’ve combined those people because imaging the vascular system is really a new science and we’ve brought together the best and leading academic clinicians that have written most of the algorithms for doing that and they sit on our blinded panel and they interpret our results and they are, as part of their agreement with us, even prepared to represent those results, good or bad, to the FDA as being the data that they are.

Matthew Plavan:
Mm-hmm.  You touched on something previously I’d like to drill into just a little bit more, kind of the last question for this session is there are eight pilot and Phase I trials that have been completed in India through the Fortis network.  Some of those we’ll be leveraging in Cesca, or we plan to.

Kenneth Harris:
Right.

Matthew Plavan:
And, you know, we will also being doing more work in India before coming back to the US.  Can you just recap when you look at a trial and how much work needs to be done where, can you give us a sense for how much is actually done in India versus in the US?

Kenneth Harris:
Right.  So, it depends upon the phase of the trial.

Matthew Plavan:
Mm-hmm.

Kenneth Harris:
So starting at the very beginning before completing Phase I, we will do all the trial design.  The trial protocol development will be done here in the US and is done with our US collaborators.  That trial design then has to be vetted through an approval network and that approval network needs to go back both locally to the hospital that it’s going to be run in and at a regulatory standpoint through whatever regulatory authority that needs to approve the protocol and agree for the trial to be run.  And then the last component is interpretation of the blinded data, and we bring that back into the US to be done.

Matthew Plavan:
Mm-hmm.

Kenneth Harris:
I think there are—India is not evolving their regulatory landscape and the reason for that is India wants to stop companies from doing clinical trials in the country with no intention of marketing the product in that region.  So going forward, we’re anticipating—and the new guidance documents are already out and we’re expecting those to be sanctioned public on the 18th of this month, of December.  Once they’re done, all clinical trials that are authorized in the country, you will need to have a marketing plan for launching the product in India, and that’s perfectly acceptable to us because our main indications fit that population very well and will serve as one of our largest markets going forward.

Matthew Plavan:
Mm-hmm.  So as we look at say AMI, acute myocardial infarction and that trial, the total number of patients you would expect to see go through that trial and what percentage would be in the trial in India versus the US?

Kenneth Harris:
Okay, so we have planned—as I mentioned, we have done a pilot trial I where it was a proof of principle.

Matthew Plavan:
Mm-hmm.

Kenneth Harris:
And so we designed our disposable system, our pharmaceutical in a box, the right biological mixture and one of our marketing advantages is getting that done in 60 minutes or less in a single procedure in the heart cath lab.  So we proved that in a single patient and followed that patient for 24 months and saw very interesting and positive results.  It’s a patient of one but very promising results.  Now we already have approval to go to a double-blinded randomized, placebo-controlled trial for cardiac of 30 patients.

Matthew Plavan:
Mm-hmm.

Kenneth Harris:
That will be done in India, and the cost of doing that in the US would be somewhere in the range of about $60,000 to $100,000 per patient; we’re able to complete that—and we know that because we’ve already done it—we’re able to complete that in the range of about $15,000 per patient or lower.

Matthew Plavan:
Mm-hmm.

Kenneth Harris:
So once that trial is completed, we would bring that back to the USFDA and submit that for permission to begin a Phase II or Phase III pivotal study in the US, and the timing between completing the study in India and applying back to the USFDA would be somewhere between six to nine months.

Matthew Plavan:
So it’s a relatively—compared to pharmaceutical trials, relatively small number of patients; the majority of them, when you look at the total numbers, are going to be US-based clinical trial patients, having started the process at a much lower cost in India.

Kenneth Harris:
Yes, I would anticipate that, for example, just walking through cardiac as an example again, 30 patients would be in India.  Phase II we have our target markets, certain countries in Europe, US and India being our initial commercialization targets.  So we will need to have a statistically relevant number of Phase II and Phase III patients from each of those geographies by statute and that’s acceptable to each regulatory agency.  And I would never anticipate a Phase II study exceeding a total patient number of 60 to 100 patients and we don’t anticipate a Phase III study exceeding 400 to 800 patients, depending upon how each of those regulatory agencies wants the number of subjects in their jurisdiction to be done.

Matthew Plavan:
Right.

Kenneth Harris:
But to date, none of our competitors have exceeded 800 in their Phase IIIs.

Matthew Plavan:
Very helpful.  Thank you very much.

That brings to a close this session.  We thank you very much for joining us and we look forward to number three.